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                                                                     EXHIBIT 4.4

                               KAYDON CORPORATION


         4.0% CONTINGENT CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2023

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                          SUPPLEMENTAL INDENTURE NO. 2

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                            SUNTRUST BANK, AS TRUSTEE




                          DATED AS OF NOVEMBER 12, 2003



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         SUPPLEMENTAL INDENTURE NO. 2, dated as of November 12, 2003, between
Kaydon Corporation, a Delaware corporation (the "Company"), and SunTrust Bank, a bank and trust company organized under the laws of the State of Georgia (the "Trustee"), relating to that certain Indenture, dated as of May 23, 2003 (the "Indenture"), between the Company and the Trustee, as amended and supplemented by Supplemental Indenture No. 1, dated as of August 18, 2003.

         WHEREAS, the Company has requested the Trustee to join it in amending and supplementing the Indenture pursuant to Section 9.01(b) thereof in order to correct certain omissions that do not adversely affect the rights of any Holders (as defined in the Indenture) of the Company's 4.0% Contingent Convertible Senior Subordinated Notes Due 2023 (the "Securities") and has furnished to the Trustee an Officers' Certificate and Opinion of Counsel (as those terms are defined in the Indenture) to the effect, among other things, that all conditions precedent to the execution and delivery of this Supplemental Indenture have been satisfied in full; and

         WHEREAS, the Trustee has agreed to join the Company in executing this Supplemental Indenture under the terms and conditions hereinafter set forth; and

         WHEREAS, capitalized terms used and not defined herein have the meanings given to them in the Indenture.

Section 1. The definition of Contingent Interest in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced with the following:

         "Contingent Interest" shall mean an amount of interest payable at a rate equal to 0.50% per annum per $1,000 of Securities in respect of any Contingent Interest Period, if the average of the Security Trading Price for the five Trading Days ending on the third Trading Day immediately preceding the first day for the applicable Contingent Interest Period equals $1,200 or more. The Trustee shall obtain the Security Trading Price for each of the five Trading Days ending on the third Trading Day immediately preceding the first day of the applicable six-month interest period and shall provide such information to the Company. The Company shall determine whether Holders are entitled to receive Contingent Interest, and if so, the Company shall disseminate a press release by the first Business Day of a six-month interest period stating that Contingent Interest will be paid on the Securities and identifying the six-month interest period as well as publish such information on its website. The Trustee shall have no other responsibilities, duties or obligations for or with respect to (i) determining whether the Company must pay Contingent Interest or (ii) determining the amount of Contingent Interest, if any, payable by the Company.

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Section 2. Section  10.01(d) of the Indenture is hereby  deleted in its entirety and replaced with the following:

"(d) the conversion of such Security occurs during the five Trading Day period immediately after a period of five consecutive Trading Days in which the Security Trading Price for each Trading Day in such period was less than 95% of the product of the Closing Price per share of Common Stock on such Trading Day multiplied by the number of shares of Common Stock issuable (assuming satisfaction of conditions to conversion) upon conversion of $1,000 in principal amount of the Securities based on the Conversion Price; provided, that if on the Conversion Date the Closing Price of the Common Stock is greater than the Conversion Price but less than 120% of the Conversion Price, then Holders will receive, in lieu of shares of Common Stock based on the Conversion Price, shares of Common Stock with a value equal to the principal amount of the Securities being converted, plus cash equal to accrued but unpaid interest (including Contingent Interest), if any, as of the Conversion Date. Shares of Common Stock delivered upon such a conversion shall be valued at the greater of the Conversion Price on the Conversion Date or the Closing Price as of the Conversion Date, and the Company shall deliver such shares of Common Stock pursuant to Section 10.02. Other than in connection with a determination of whether Contingent Interest shall be payable, the Conversion Agent shall have no obligation to determine the Security Trading Price under this Section 10.01(d) unless the Company has requested such determination; and the Company shall have no obligation to make such request unless a Holder of the Securities provides the Company with reasonable evidence that the Trading Price would be less than 95% of the product of the Closing Price per share of the Common Stock and the number of shares of Common Stock issuable upon conversion of $1,000 in principal amount of Securities based on the Conversion Price (assuming satisfaction of conditions to such conversion); at which time the Company shall instruct the Conversion Agent to determine the Security Trading Price beginning on the next Trading Day and thereafter on each of the next four successive Trading Days, provided that if on any of such five Trading Days the Security Trading Price is greater than or equal to 95% of the product of the Closing Price per share of Common Stock and the number of shares of Common Stock issuable upon conversion of $1,000 in principal amount of Securities based on the Conversion Price (assuming satisfaction of conditions to such conversion) the Conversion Agent shall be under no further obligation to determine the Security Trading Price on any day pursuant to this Section 10.01(d) until next instructed to do so by the Company."

Section 3. In entering into this Supplemental Indenture No. 2, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the


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conduct of, affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 4. The Company agrees to pay the Trustee upon the execution and delivery of this Supplemental Indenture No. 2 and thereafter upon receipt of a written request therefor, fees and expenses of the Trustee incurred in connection with this Supplemental Indenture No. 2 (including, without limitation, all attorney's fees and expenses) in connection with the (i) review, negotiation and preparation of this Supplemental Indenture No. 2 and any and all documents, opinions, certificates and other papers prepared in connection herewith, (ii) the administration or enforcement of the Indenture or this Supplemental Indenture No. 2 and (iii) any administrative, judicial, arbitration or other proceedings, or any investigations with respect thereto or in any way related to this Supplemental Indenture No. 2.

Section 5. This Supplemental Indenture No. 2 shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.

Section 6. This Supplemental Indenture No. 2 shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 7. This Supplemental Indenture No. 2 may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 8. Except as specifically set forth herein, the terms and provisions of the Indenture shall remain in full force and effect.

                      [SIGNATURES APPEAR ON FOLLOWING PAGE]


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                 SIGNATURE PAGE FOR SUPPLEMENTAL INDENTURE NO. 2

         IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Indenture on behalf of the respective parties hereto as of the date first above written.

                                KAYDON CORPORATION



                                By: /s/ Brian P. Campbell
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                                    Brian P. Campbell
                                    Chairman and President


                                SUNTRUST BANK, as Trustee



                                By: /s/ Muriel Shaw
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                                Name: Muriel Shaw
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                                Title: Trust Officer
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